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Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

The Board of Directors
DG FastChannel, Inc. f/k/a Digital Generation Systems, Inc.:

We consent to the use of our report dated March 30, 2007 with respect to the consolidated balance sheets of DG FastChannel, Inc. and subsidiaries (f/k/a Digital Generation Systems, Inc.) as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2006, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

KPMG LLP

Dallas, Texas
June 7, 2007

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Consent of Independent Registered Public Accounting Firm